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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 19, 1999, except for Note 16, which is as of June 7, 1999, relating to the financial statements and financial statement schedules of Digital Island, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 7, 1999